Exhibit 99.1

X-Rite Updates First Quarter Revenue Outlook and Announces Additional Expected Cost Savings for Fiscal 2008

GRAND RAPIDS, Mich.--(BUSINESS WIRE)--X-Rite, Incorporated, (NASDAQ: XRIT) a global leader in color technology, today provided an update regarding its first quarter 2008 revenue expectations based on weaker economic conditions and market specific softness that have adversely affected revenues during the period. Concurrently, the Company announced that it is implementing plans expected to result in a total of $23 million in cost savings in the next twelve months, when incorporating previously announced synergies from the Pantone and Amazys acquisitions.

“While we indicated during the most recent earnings call that the Company would have a challenging first half of the year and a fairly flat top-line in the first quarter, the general turmoil in the economy has amplified this expected softness. We now expect our fiscal first quarter’s revenue to be down approximately 3% versus last year’s comparable period,” stated Thomas J. Vacchiano, Jr., Chief Executive Officer of X-Rite. “This greater than expected softness has prompted us to become more vigilant in our cost-control measures. As such, we have identified additional operating and acquisition related synergies that we expect to support achievements of our financial goals in both the short and medium term.”

Cost Savings and Operational Plan

X-Rite’s revised operational plan is forecasted to generate a total of $23 million in cost savings on an annualized basis. This amount is inclusive of $4 million in Pantone synergies as well as $3 million in additional Amazys cost savings that are anticipated. Approximately two thirds of the additional $16 million amount is expected to be derived from headcount reductions while the remaining one third is expected to come from operating cost reductions. The Company expects to incur a one-time cash cost of $3 million related to severance packages, fees, and other related items to execute these additional cost cutting measures.

The Company is currently not in compliance with certain covenants under its secured credit facilities, but is engaged in discussions with the lenders to amend certain terms of its credit arrangements to allow for greater operating flexibility. Further draws on the Company’s revolving line of credit would require the approval of the lenders under these facilities.

“While we are disappointed to announce a decline at the top line, we are pleased that the integration of Pantone and Amazys continues to outperform our expectations, providing synergies well in excess of originally predicted amounts,” said Lynn J. Lyall, Chief Financial Officer. “Paring members of our dedicated workforce was obviously a very difficult decision. However, these cuts are necessary to position the Company on a healthier financial footing, and were designed to provide the best possible tradeoff between cost savings and maintaining a strong sales framework going forward.”

Outlook

Vacchiano concluded, “We continue to believe strongly in X-Rite’s leadership position and the solid long-term fundamentals of our business and key markets. We have assembled an outstanding collection of assets that have significant potential to outperform as the space continues the necessary transition from analog to digital technology. Our economic sensitivity is further mitigated by the increasingly global scope and diversity of both our product portfolio and our customer base. While economic challenges remain, we are confident about our ability to capitalize on our leadership position in our existing markets, while pursuing an exciting set of new markets for color technology.”

X-Rite will provide more information on its 2008 outlook and Company direction during its first quarter 2008 conference call scheduled for May 6.

About X-Rite

(NASDAQ: XRIT) X-Rite is the global leader in color-measurement solutions, offering hardware, software, color standards and services for the verification and communication of color data. The Company serves a range of industries, including imaging and media, industrial color and appearance, retail color matching, and medical. X-Rite serves customers in more than 100 countries from its offices in Europe, Asia and the Americas.

CONTACT:
X-Rite, Incorporated
Lynn J. Lyall, CFO, 616-803-2888
llyall@xrite.com